-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 28, 2003


                          United Parcel Service, Inc.
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                               001-15451                                 58-2480149
------------------------------------    -----------------------------------    -----------------------------------------
     (State of incorporation)                 (Commission File Number)            (IRS Employer Identification No.)

                         55 Glenlake Parkway, N.E.
                             Atlanta, Georgia                              30328
                --------------------------------------------        --------------------
                 (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (404) 828-6000


                                 Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)


-------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS.

         Press Release. On January 28, 2003, the registrant ("UPS") announced its fourth quarter and annual results for the three months and year ended December 31, 2002. The press release was as follows:

FOR IMMEDIATE RELEASE                  Contacts: Norman Black, Public Relations
                                                 404-828-7593
                                                 Kurt Kuehn, Investor Relations
                                                 404-828-6977

                           UPS FOURTH QUARTER RESULTS
                         PACED BY INTERNATIONAL SEGMENT

         ATLANTA, Jan. 28, 2003 - Paced by record international performance, UPS (NYSE:UPS) today reported solid gains in both revenue and net income for the fourth quarter.

         The quarter also saw several non-recurring items, the most notable of which involved the final settlement of a tax dispute with the Internal Revenue Service.

         For the quarter ended Dec. 31, 2002, revenue totaled $8.26 billion, up 3.3% from the $8 billion reported during the prior-year period. Including non-recurring items, consolidated operating profit improved 13.2% to $1.2 billion and net income increased 133% to $1.5 billion. Diluted earnings per share totaled $1.32 for the quarter.

         Adjusted to exclude non-recurring items, consolidated operating profit improved 4.4% to $1.08 billion compared to the $1.03 billion reported in 2001, and net income increased 3.9% to $670 million from $645 million. Earnings per diluted share increased 3.5% to $0.59 versus $0.57 recorded during the period in 2001.

         Operating profit for the international segment more than doubled as export revenue climbed 20% compared to the prior year. Revenue and operating profit for the non-package segment increased substantially after excluding non-recurring items. As expected, the weak American economy continued to impact U.S. domestic package operations, but the 1.3% volume decline during the quarter still reflected growing momentum compared with the prior two quarters.

         "While we have not seen signs of an economic rebound in the United States, our international business is showing strong growth and our non-package initiatives are paying off," said Scott Davis, UPS's chief financial officer. "Within the U.S., the holiday peak season started slowly and then surged at the end, providing a test that our new UPS Worldport(SM) air hub passed with flying colors.


                                    -more-

         "On the international front, the fourth quarter was our second consecutive record quarter," Davis continued. "Our expanded network in Asia, coupled with increased service through more than 100 additional Asian flights during the West coast dock disruption, contributed substantially. In addition, the European export market continued to demonstrate significant double-digit growth."

         In the international segment, revenue jumped 17% during the fourth quarter to $1.3 billion compared to the $1.1 billion reported during the period in 2001. Including non-recurring items, international operating profit totaled $165 million. Excluding non-recurring items, operating profit jumped 133% to $154 million compared to $66 million the prior year. Export volume continued very strong, climbing 13% in Europe and 24% in Asia.

         In the U.S. domestic segment, revenue totaled $6.22 billion for the fourth quarter, essentially flat compared to $6.23 billion a year ago. Including non-recurring items, operating profit was $1 billion. Excluding non-recurring items, operating profit declined 9.1% to $831 million from the $914 million reported in 2001. Average daily package volume in the United States declined 1.3% for the quarter to 13.2 million.

         In the non-package segment, revenue increased 12.4% to $735 million. The business units within this segment that comprise Supply Chain Solutions, UPS Logistics Group and UPS Freight Services, saw their combined revenues increase 12.2% to $544 million during the quarter. Including non-recurring items, the non-package segment did not show an operating profit. Excluding non-recurring items, non-package operating profit increased to $95 million from $54 million. The Logistics arm of Supply Chain Solutions showed substantial improvements in profitability in the quarter.

         Also during the fourth quarter, apart from the IRS settlement, several other tax issues were favorably resolved. The overall impact was to reduce the annual tax rate to 37.8% and the quarter's tax rate to 36%. The tax rate for 2003 is projected to be 37.5%.

         There were several non-recurring items during the fourth quarter, affecting both income and expense. First, UPS and the IRS recently finalized their tentative settlement of all outstanding tax issues related to excess value package insurance. As a result of the settlement, UPS recorded income, before taxes, of $1.02 billion during the fourth quarter. The credits and refunds associated with this settlement are expected to occur over the next several years.

         A second fourth-quarter item involved the manner in which employees earn vacation pay. UPS modified its vacation plan to specify that vacation time is earned during the year, as opposed to automatically being credited when the new year begins. The change estimated a $197 million accrued liability as UPS closed its books on 2002.

         Finally, the company recorded $106 million in restructuring and related charges in the non-package segment. This stems from the consolidation of

4-4-4

numerous acquisitions and streamlining the Supply Chain Solutions unit to more efficiently provide service to customers. The charge covers a reduction in personnel and integration of facilities and information technology. The company anticipates an additional $21 million in charges to complete this process, primarily in the first half of 2003. Once completed, it should result in annual savings of approximately $75 million.

         In addition to the preceding non-recurring items, which affected the fourth quarter, the company recorded a goodwill impairment charge of $72 million on its Mail Technologies unit retroactive to 2002's first quarter and the adoption of FASB Statement No. 142.

         For the full year ended Dec. 31, revenue totaled $31.3 billion, up 3.1% compared to the $30.3 billion reported during 2001. Including non-recurring items, operating profit was $4.1 billion; net income was $3.18 billion, and diluted earnings per share were $2.81. Excluding non-recurring items, operating profit rose 1.1% to $4 billion while net income was flat at $2.42 billion and diluted earnings per share totaled $2.14 for the full year, up 1% from the $2.12 recorded in 2001.

         As to future guidance, Davis said the company expects 2003 first quarter earnings in a range between $0.48 to $0.53 per diluted share compared to $0.50 in 2002. While the company expects its volume growth momentum to improve as 2003 unfolds, volume in the first quarter likely will be flat compared to 2002.

         Davis said the company should see an increase in earnings per share for the full year between 10% and 15%. Results should strengthen through the course of the year, starting in the second quarter. This should be driven both by an economic recovery and more favorable comparisons to the periods in 2002 when labor negotiations slowed the U.S. package business. Capital expenditures for 2003 should total about $2 billion.

         "In the United States, the timing of the economic recovery is definitely the biggest unknown," Davis said. "Outside the U.S., we expect to see continued strong export growth, particularly in Asia and Europe, and an increase in international profitability of 20% or more. And with the realignment of Supply Chain Solutions, we're anticipating steady margin expansion over the coming year."

         UPS is the world's largest global transportation company, offering the most extensive range of e-commerce and supply chain solutions for the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at www.ups.com.

                                     # # #

     DETAILED FINANCIAL SCHEDULES ARE AVAILABLE ON THE COMPANY'S WEB SITE.

EDITOR'S NOTE: UPS CFO Scott Davis will discuss fourth quarter results with investors and analysts during a conference call later today at 10:00 am (EST). That conference call is open to listeners through a live webcast at www.ups.com. To access the call through the Website, click on "Investor Relations" and then click on "Earnings Webcast."

         Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns (or customer behavior in anticipation of such events), increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

                          UNITED PARCEL SERVICE, INC.
                    SELECTED FINANCIAL DATA - FOURTH QUARTER

                                                                        QUARTER ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                                                                                       CHANGE
                                                                2002    NON-RECURRING     2002                     --------------
                                                            AS REPORTED  TRANSACTIONS AS ADJUSTED      2001         $         %
                                                            ---------------------------------------------------------------------
(financial data in millions, except per share amounts)
STATEMENT OF INCOME DATA:
Revenue:
  U.S. domestic package                                        $6,224       $    --      $6,224       $6,234       $(10)     -0.2%
  International package                                         1,298            --       1,298        1,109        189       17.0%
  Non-package                                                     735            --         735          654         81       12.4%
                                                               --------------------------------------------------------
  Total revenue                                                 8,257            --       8,257        7,997        260        3.3%

Operating expenses:
  Compensation and benefits(1)                                  4,540           197       4,737        4,571        166        3.6%
  Other(2)                                                      2,546          (106)      2,440        2,392         48        2.0%
                                                               --------------------------------------------------------
  Total operating expenses                                      7,086            91       7,177        6,963        214        3.1%

Operating profit:
  U.S. domestic package                                         1,006          (175)        831          914        (83)     -9.1%
  International package                                           165           (11)        154           66         88      133.3%
  Non-package                                                      --            95          95           54         41       75.9%
                                                               --------------------------------------------------------
  Total operating profit                                        1,171           (91)      1,080        1,034         46        4.4%

Other income (expense):
  Investment income                                                19            --          19           33        (14)     -42.4%
  Interest expense                                                (52)           --         (52)         (48)        (4)       8.3%
  Tax assessment reversal(3)                                    1,023        (1,023)         --           --         --        N/A
                                                               --------------------------------------------------------
  Total other income (expense)                                    990        (1,023)        (33)         (15)       (18)       N/A

                                                               --------------------------------------------------------
Income before income taxes                                      2,161        (1,114)      1,047        1,019         28        2.7%

Income taxes                                                      659          (282)        377          374          3        0.8%

                                                               --------------------------------------------------------
Net income                                                     $1,502       $  (832)     $  670       $  645       $ 25        3.9%
                                                               ========================================================

Net income as a percentage of
  revenue                                                        18.2%                      8.1%         8.1%

Per share amounts
  Basic earnings per share                                     $ 1.34                    $ 0.60       $ 0.57
  Diluted earnings per share                                   $ 1.32                    $ 0.59       $ 0.57

Weighted average shares outstanding
  Basic                                                         1,124                     1,124        1,124
  Diluted                                                       1,135                     1,135        1,137

(1) UPS adopted a change in our vacation policy whereby vacation time is now earned during the year of entitlement. This resulted in the elimination of a $197 million liability, with a credit to expense in the following segments: U.S. domestic package: $175 million; International package: $11 million; and Non-package: $11 million.

(2) UPS recorded $106 million in restructuring and related charges in connection with the reorganization of our Non-package operations.

(3) UPS recorded a $1,023 million credit to expense related to the difference between an original tax assessment expense charge recorded in 1999, and the estimated settlement amount that has now been approved.

Certain prior year amounts have been reclassified to conform to the current year presentation.

                          UNITED PARCEL SERVICE, INC.
                    SELECTED OPERATING DATA - FOURTH QUARTER

                                                 QUARTER ENDED DECEMBER 31,       CHANGE
                                                 -------------------------------------------
                                                      2002        2001         $         %
                                                 -------------------------------------------
REVENUE (IN MILLIONS):
U.S. domestic package:
  Next day air                                       $ 1,356     $ 1,357     $  (1)     -0.1%
  Deferred                                               801         802        (1)     -0.1%
  Ground                                               4,067       4,075        (8)     -0.2%
                                                     -----------------------------
    Total U.S. domestic package                        6,224       6,234       (10)     -0.2%

International package:
  Domestic                                               254         242        12       5.0%
  Export                                                 910         758       152      20.1%
  Cargo                                                  134         109        25      22.9%
                                                     -----------------------------
    Total International package                        1,298       1,109       189      17.0%

Non-package:
  UPS Logistics Group                                    298         235        63      26.8%
  UPS Freight Services                                   246         250        (4)     -1.6%
  Other                                                  191         169        22      13.0%
                                                     -----------------------------
    Total Non-package                                    735         654        81      12.4%
                                                     -----------------------------
Consolidated                                         $ 8,257     $ 7,997     $ 260       3.3%
                                                     =============================

Memo:  Gross revenue
  UPS Logistics Group                                $   371     $   294     $  77      26.2%
  UPS Freight Services                               $   577     $   501     $  76      15.2%

  Consolidated volume (in millions)                      885         896       (11)     -1.2%

  Operating weekdays                                      61          61

AVERAGE DAILY PACKAGE VOLUME (IN THOUSANDS):
U.S. domestic package:
  Next day air                                         1,180       1,172         8      -0.7%
  Deferred                                             1,072       1,089       (17)     -1.6%
  Ground                                              10,938      11,099      (161)     -1.5%
                                                     -----------------------------
    Total U.S. domestic package                       13,190      13,360      (170)     -1.3%

International package:
  Domestic                                               831         874       (43)     -4.9%
  Export                                                 479         441        38       8.6%
                                                     -----------------------------
    Total International package                        1,310       1,315        (5)     -0.4%
                                                     -----------------------------
Consolidated                                          14,500      14,675      (175)     -1.2%
                                                     =============================

AVERAGE REVENUE PER PIECE:
U.S. domestic package:
  Next day air                                       $ 18.84     $ 18.98     $(0.14)    -0.7%
  Deferred                                             12.25       12.07      0.18       1.5%
  Ground                                                6.10        6.02      0.08       1.3%
    Total U.S. domestic package                         7.74        7.65      0.09       1.2%

International package:
  Domestic                                              5.01        4.54      0.47      10.4%
  Export                                               31.14       28.18      2.96      10.5%
    Total International package                        14.57       12.47      2.10      16.8%
Consolidated                                         $  8.35     $  8.08     $0.27       3.3%
                                                     =============================

Certain prior year amounts have been reclassified to conform to the current year presentation.

                           UNITED PARCEL SERVICE, INC.
                     SELECTED FINANCIAL DATA - YEAR-TO-DATE



                                                                      YEAR-ENDED DECEMBER 31,
                                                 -----------------------------------------------------               CHANGE
                                                     2002       NON-RECURRING    2002                        ------------------
                                                 AS REPORTED     TRANSACTIONS  AS ADJUSTED      2001              $         %
                                                 -----------    -------------  -----------    ----------     --------     ------
(financial data in millions, except per
share amounts)
STATEMENT OF INCOME DATA:
Revenue:
  U.S. domestic package                            $ 23,924       $    --       $ 23,924       $ 23,997       $ (73)        -0.3%
  International package                               4,680            --          4,680          4,245         435         10.2%
  Non-package                                         2,668            --          2,668          2,079         589         28.3%
                                                   ----------------------------------------------------------------
  Total revenue                                      31,272            --         31,272         30,321         951          3.1%
Operating expenses:
  Compensation and benefits (1)                      17,944           197         18,141         17,397         744          4.3%
  Other (2)                                           9,232          (106)         9,126          8,962         164          1.8%
                                                   ----------------------------------------------------------------
  Total operating expenses                           27,176            91         27,267         26,359         908          3.4%

Operating profit:
  U.S. domestic package                               3,576          (175)         3,401          3,620        (219)        -6.0%
  International package                                 322           (11)           311            125         186        148.8%
  Non-package                                           198            95            293            217          76         35.0%
                                                   ----------------------------------------------------------------
  Total operating profit                              4,096           (91)         4,005          3,962          43          1.1%

Other income (expense)
  Investment income                                      63            --             63            159         (96)       -60.4%
  Interest expense                                     (173)           --           (173)          (184)         11         -6.0%
  Tax assessment reversal (3)                         1,023        (1,023)            --             --          --          N/A
                                                   ----------------------------------------------------------------
  Total other income (expense)                          913        (1,023)          (110)           (25)        (85)         N/A
                                                   ----------------------------------------------------------------
Income before income taxes                            5,009        (1,114)         3,895          3,937         (42)        -1.1%
Income taxes                                          1,755          (282)         1,473          1,512         (39)        -2.6%
                                                   ----------------------------------------------------------------
Income before cumulative effect
  adjustments                                         3,254          (832)         2,422          2,425          (3)        -0.1%
Cumulative effect adjustments (4)                       (72)           --            (72)           (26)        (46)         N/A
                                                   ----------------------------------------------------------------
Net income                                         $  3,182       $  (832)      $  2,350       $  2,399       $ (49)        -2.0%
                                                   ================================================================
Net income as a percentage of revenue                  10.2%                         7.5%           7.9%

Per share amounts
  Basic earnings per share                         $   2.84                     $   2.10       $   2.13
  Diluted earnings per share                       $   2.81                     $   2.07       $   2.10
As adjusted per share amounts
  Basic earnings per share                         $   2.16                     $   2.16       $   2.15
  Diluted earnings per share                       $   2.14                     $   2.14       $   2.12
Weighted average shares outstanding
  Basic                                               1,120                        1,120          1,126
  Diluted                                             1,134                        1,134          1,144


(1) UPS adopted a change in our vacation policy whereby time is now earned during the year of entitlement. This resulted in the elimination of a $197 million liability, with a credit to expense in the following segments: U.S. domestic package: $175 million; International package:
         $11 million; and Non-package: $11 million.

(2) UPS recorded $106 million in restructuring and related charges in connection with the reorganization of our Non-package operations.

(3) UPS recorded a $1,023 million credit to expense related to the difference between an original tax assessment expense charge recorded in 1999, and the estimated settlement amount that has now been approved.

(4) The cumulative effect of adopting FAS 133 was recorded in the first quarter of 2001. The adoption of FAS 142 produced a goodwill impairment charge for the Mail Technologies unit of our Non-package segment in the first quarter of 2002.

Certain prior year amounts have been reclassified to conform to the current year presentation.

                           UNITED PARCEL SERVICE, INC.
                     SELECTED OPERATING DATA - YEAR-TO-DATE


                                                          QUARTER ENDED DECEMBER 31,                     CHANGE
                                                          --------------------------------------------------------------
                                                            2002              2001               $                 %
                                                          ---------        ---------        ---------          ---------
REVENUE (IN MILLIONS):
U.S. domestic package:
  Next day air                                            $   5,349        $   5,433        $     (84)             -1.5%
  Deferred                                                    2,868            2,893              (25)             -0.9%
  Ground                                                     15,707           15,671               36               0.2%
                                                          -------------------------------------------
    Total U.S. domestic package                              23,924           23,997              (73)             -0.3%

International package:
  Domestic                                                      943              907               36               4.0%
  Export                                                      3,276            2,931              345              11.8%
  Cargo                                                         461              407               54              13.3%
                                                          -------------------------------------------
    Total International package                               4,680            4,245              435              10.2%

Non-package:
  UPS Logistics Group                                         1,024              738              286              38.8%
  UPS Freight Services                                          945              741              204              27.5%
  Other                                                         699              600               99              16.5%
                                                          -------------------------------------------
    Total Non-package                                         2,668            2,079              589              28.3%
                                                          -------------------------------------------
Consolidated                                              $  31,272        $  30,321        $     951               3.1%
                                                          ===========================================
Memo:  Gross revenue
  UPS Logistics Group                                     $   1,269        $     969        $     300              31.0%
  UPS Freight Services                                    $   2,004        $   1,318        $     686              52.0%

  Consolidated volume (in millions)                           3,362            3,418              (56)             -1.6%
  Operating weekdays                                            252              252

AVERAGE DAILY PACKAGE VOLUME (IN THOUSANDS)
U.S. domestic package:
  Next day air                                                1,111            1,116               (5)             -0.4%
  Deferred                                                      895              917              (22)             -2.4%
  Ground                                                     10,112           10,317             (205)             -2.0%
                                                          -------------------------------------------
    Total U.S. domestic package                              12,118           12,350             (232)             -1.9%

International package:
  Domestic                                                      779              805              (26)             -3.2%
  Export                                                        443              408               35               8.6%
                                                          -------------------------------------------
    Total International package                               1,222            1,213                9               0.7%
                                                          -------------------------------------------
Consolidated                                                 13,340           13,563             (223)             -1.6%
                                                          ===========================================
AVERAGE REVENUE PER PIECE:
U.S. domestic package:
  Next day air                                            $   19.11        $   19.32        $   (0.21)             -1.1%
  Deferred                                                    12.72            12.52             0.20               1.6%
  Ground                                                       6.16             6.03             0.13               2.2%
    Total U.S. domestic package                                7.83             7.71             0.12               1.6%
International package:
  Domestic                                                     4.80             4.47             0.33               7.4%
  Export                                                      29.35            28.51             0.84               2.9%
    Total International package                               13.70            12.56             1.14               9.1%
Consolidated                                              $    8.37        $    8.14        $    0.23               2.8%
                                                          ===========================================

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2003                UNITED PARCEL SERVICE, INC.



                                       By:  /s/   D. SCOTT DAVIS
                                          -------------------------------------
                                          Name:  D. Scott Davis
                                          Title:  Senior Vice President, Chief
                                          Financial Officer and Treasurer